[ASSURANT LOGO OMITTED]

FOR IMMEDIATE RELEASE

Assurant Purchases 1 Million Shares of Company's Common Stock from Fortis

NEW YORK, August 7, 2008 - Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced that it has purchased 1 million of its common shares from Fortis Insurance N.V. at a price, including transaction fees, of $59.00 per share for a total of $59.0 million. The $59.00 per share price compares to the Company's closing price of $59.49 on August 6, 2008. The shares were purchased in a private aftermarket block transaction.

Robert Pollock, CEO and President of Assurant said, "We are pleased by this opportunity to repurchase shares. It is consistent with our capital management strategy and benefits our shareholders. It demonstrates the strength of our capital position following our recently announced intention to expand our Solutions business by signing an agreement to acquire Signal Holdings LLC, a leading provider of wireless handset protection programs and repair services.

"In addition to a strong capital position, Assurant continues to execute effectively on its specialty strategy. For the first half of the year Assurant demonstrated both a double digit growth in net earned premiums and net operating income. We also raised our dividend in May," added Pollock.

In September 2007 the Company announced the suspension of its stock buyback program in light of the Company's continuing involvement with the SEC Staff's investigation into certain loss mitigation products. The Company said that this purchase of shares from Fortis does not constitute a resumption of its buyback program, which remains on hold. The Company continues to evaluate the potential to implement a new buyback program.

Assurant was created through an initial public offering by Fortis on February 5, 2004. On January 28, 2008 Fortis distributed 18,851,690 shares of Assurant common stock to holders of mandatorily exchangeable bonds. Following this transaction, Fortis owned 4,147,400 shares.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses -- Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York's financial district. www.assurant.com

Press Contact:

Drew Guthrie

Manager, Communications

and Media Relations

Phone: 212-859-7002

Fax: 212-859-5893

drew.guthrie@assurant.com

Investor Relations:

Melissa Kivett

Vice President

Investor Relations

Phone: 212-859-7029

Fax: 212-859-5893

melissa.kivett@assurant.com

John Egan

Vice President

Investor Relations

Phone: 212-859-7197

Fax: 212-859-5893

john.egan@assurant.com